U.S. Securities and Exchange
                       Commission Washington, D.C. 20549

                                  Form 12b-25

NOTIFICATION OF LATE FILING                                       --------------
                                                                  SEC FILING NO.
                                                                  000-26607
                                                                  --------------

                                                                  --------------
                                                                  CUSIP NUMBER
                                                                  372310 10 2
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|_| Form 10-K and Form 10-KSB |_| Form 20-F |_| Form 11-K
|X| Form 10-Q and Form 10-QSB |_| Form N-SAR

            For Period Ended: June 30, 2008

            |_| Transition Report on Form 10-K
            |_| Transition Report on Form 20-F
            |_| Transition Report on Form 11-K
            |_| Transition Report on Form 10-Q
            |_| Transition Report on Form N-SAR

For the Transition Period Ended: N/A

            Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

            If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

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Part I - Registrant Information
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      Full Name of Registrant: Genmed Holding Corp.

      Former Name if Applicable: N/A

      Address of Principal Executive Office (Street and Number): Rontgenlaan 27, 2719 DX Zoetermeer, Holland 2719DX

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Part II - Rules 12b-25(b) and (c)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

      (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

      (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject annual report or transition report on Form 10-K, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part III - Narrative
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State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The registrant was unable without unreasonable effort and expense to prepare its accounting records and schedules in sufficient time to allow its accountants to complete its review of the registrant for the period ended June 30, 2008, before the required filing date for its Form 10-QSB.

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Part IV - Other Information
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(1) Name and telephone number of person to contact in regard to this notification

        Randy Hibma      (011) 31           793-630-129
        -----------     -----------     ------------------
           (Name)       (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). Yes |X| No |_|

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes |_| No |X|

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                              Genmed Holding Corp.
                              --------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date: August 14, 2008                   By: /s/ Randy Hibma
                                            ------------------------------------
                                                Randy Hibma, Chief Financial
                                                Officer and Vice President

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                                   ATTENTION
           Intentional misstatements or omissions of fact constitute
               Federal Criminal Violations (See 18 U.S.C. 1001).
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